Exhibit 99.1

     InterDigital Announces Third Quarter 2007 Financial Results

   Board of Directors Approves $100 Million Share Repurchase Program
               Based on Continued Strong Free Cash Flow

    KING OF PRUSSIA, Pa.--(BUSINESS WIRE)--Oct. 31,
2007--InterDigital, Inc. (NASDAQ:IDCC) today announced results for the third quarter and nine months ended September 30, 2007 and the authorization of a $100 million share repurchase program. Highlights for third quarter 2007 include:

    --  Net income of $8.7 million, or $0.18 per diluted share;

    --  Revenue of $56.5 million; and

    --  Cash and short-term investments totaling $189.8 million

    "We are pleased to report another profitable quarter," commented William J. Merritt, President and Chief Executive Officer. "We continue to build on our successful patent licensing program with the addition of new agreements with Apple and RIM."

    "Our dual-mode 2G/3G ASIC program also took a significant stride forward with last month's receipt of engineering samples from the foundry. This ASIC, which is one of the few solutions in the market that incorporates HSDPA/HSUPA capabilities, is functioning well in lab testing and we expect to commence prospective customer testing by the end of November," added Mr. Merritt. "We will also continue interoperability testing with major infrastructure vendors. Based on customer feedback to date, our offering provides very appealing performance advantages."

    "With our strong cash balance, including the receipt of an additional $26 million in royalty prepayments early in fourth quarter 2007, I am also pleased to announce that the Board of Directors has approved a $100 million share repurchase authorization. This authorization follows a $350 million repurchase program which we completed in second quarter 2007 and underscores InterDigital's commitment to enhancing shareholder value, our confidence in our ability to add new licensees on favorable terms, and our ability to generate strong free cash flow(1) from our solid base of current licensees," concluded Mr. Merritt.

    As with the prior authorizations, InterDigital may purchase shares from time-to-time through open market purchase, pre-arranged trading agreements, or privately-negotiated transactions. The amount and timing of the repurchases will be based on a variety of factors, including general business and market conditions, cash requirements, strategic investment opportunities, and the timing of signing any new license agreements.

    Third Quarter Summary

    The company's net income totaled $8.7 million, or $0.18 per fully diluted share, in third quarter 2007 compared to $21.7 million, or $0.40 per fully diluted share, in third quarter 2006. Third quarter 2006 net income included approximately $8.1 million, or $0.15 per diluted share, related to the resolution of patent licensing matters with Nokia.

    Revenue in third quarter 2007 totaled $56.5 million compared to $67.2 million in third quarter 2006. Revenue in third quarter 2006 included $12.5 million related to the resolution of patent licensing matters with Nokia. Recurring patent license royalties from continuing and new licensees grew 17 percent over the comparable quarter in 2006. Licensees that accounted for 10 percent or more of the $56.5 million of recurring patent license royalties and technology solution sales were LG (26 percent), Sharp (24 percent) and NEC (13 percent).

    Third quarter 2007 operating expenses of $46.0 million increased $9.2 million compared to third quarter 2006, but decreased by $1.2 million compared to second quarter 2007 (excluding the expense associated with the Federal Arbitration award recorded in second quarter 2007). The year-over-year increase primarily resulted from (i) an increase in litigation and arbitration expenses (which totaled $10.7 million), (ii) increased patent portfolio amortization, management and maintenance costs and (iii) increased investment in the development of our dual-mode 2G/3G ASIC. The decrease in third quarter 2007 operating expenses over second quarter 2007 was attributable to reduced consulting and design services related to product development and other consulting services.

    Net interest and investment income of $2.1 million in third quarter 2007 decreased from $4.1 million in third quarter 2006 due primarily to lower investment balances and interest rates in third quarter 2007.

    The company's third quarter 2007 effective tax rate was 31 percent due in part to tax credits associated with our 2007 development activity. Third quarter 2006 tax expense consisted of a 37 percent provision for federal income taxes which included the amortization of foreign withholding taxes.

    Nine Months Summary

    Net income for first nine months 2007 totaled $22.0 million, or $0.44 per fully diluted share, compared to $205.0 million, or $3.65 per fully diluted share, in first nine months 2006. Approximately $162.2 million or $2.83 per fully diluted share of the 2006 net income related to the resolution of patent licensing matters with both Nokia and Panasonic.

    For first nine months 2007, revenue totaled $179.4 million compared to $415.4 million in first nine months 2006. Results for 2006 included $240.5 million and $12.0 million related to the resolution of matters with Nokia and Panasonic, respectively. Recurring patent license royalties in first nine months 2007 increased 5 percent to $165.8 million from $158.0 million in first nine months 2006. Recurring patent license royalties from continuing and new licensees for first nine months 2007 grew 12 percent over the comparable nine months 2006.

    During first nine months 2007, the company generated $85.4 million of free cash flow compared to $294.5 million in 2006. Free cash flow in first nine months 2006 included $253.0 million related to the resolution of patent licensing matters with Nokia. First nine months 2007 free cash flow was driven primarily by receipts from patent licensing agreements totaling $254.5 million, offset, in part, by cash-based operating expenses, capital investments and changes in working capital.

    Excluding a $16.6 million charge related to the Federal Arbitration Award, operating expenses for first nine months 2007 of $137.0 million increased $31.4 million compared to the first nine months 2006. This increase primarily resulted from (i) an increase in litigation and arbitration expenses, (ii) increased patent portfolio amortization, management and maintenance costs and (iii) increased investment in the development of our dual-mode 2G/3G ASIC.

    Net interest and investment income of $7.0 million in first nine months 2007 decreased $2.5 million from first nine months 2006 due primarily to lower investment balances in 2007.

    The company's effective tax rate was 33 percent for first nine months 2007, reflecting a research and development credit associated with our 2007 development activity. Tax expense for first nine months 2006 consisted of a 36 percent provision for federal income taxes which included the amortization of foreign withholding taxes.

    Fourth Quarter 2007

    Consistent with the company's practice, revenue guidance for fourth quarter 2007 will be provided following the receipt and review of applicable royalty reports.

    Scott McQuilkin, Chief Financial Officer commented, "We continue to focus on effective management of our costs, which contributed to the reduction in our third quarter operating expenses from second quarter levels. In line with our aggressive push to get our products to market, we currently expect that fourth quarter operating expenses, excluding patent arbitration and litigation costs, will grow within a 5 to 10 percent range above the second quarter level. We also currently expect that our patent arbitration and litigation costs in fourth quarter 2007 will increase over third quarter based on the expected level of activity. Lastly, we currently expect that our book tax rate for the fourth quarter of 2007 will approximate 33 percent."

    About InterDigital

    InterDigital designs, develops and provides advanced wireless technologies and products that drive voice and data communications. InterDigital is a leading contributor to the global wireless standards and holds a strong portfolio of patented technologies which it licenses to manufacturers of 2G, 2.5G, 3G and 802 products worldwide. Additionally, the company offers baseband product solutions and protocol software for 3G multimode terminals and converged devices. InterDigital's differentiated technology and product solutions deliver time-to-market, performance and cost benefits. For more information, please visit InterDigital's web site: www.interdigital.com.

    This press release contains forward-looking statements regarding our current beliefs, plans, and expectations with respect to: (i) the continued growth of our patent licensing program; (ii) the timing of prospective customer and interoperability testing of our dual mode 2G/3G ASIC; (iii) performance advantages of our dual mode 2G/3G ASIC;
(iv) our strong free cash flow position; (v) fourth quarter 2007 revenue guidance; (vi) fourth quarter 2007 operating expenses excluding patent arbitration/litigation expense; (vii) fourth quarter 2007 patent arbitration/litigation expense; and (viii) our estimated book tax rate for fourth quarter 2007. Words such as "may," "will," "expect," "update," "anticipate," "continue to," "ability to," "approximate," or similar expressions are intended to identify such forward-looking statements.

    Forward-looking statements are subject to risks and uncertainties. Actual outcomes could differ materially from those expressed in or anticipated by such forward-looking statements due to a variety of factors including, but not limited to, those identified in this press release as well as the following: (i) unanticipated delays, difficulties or acceleration in the execution of patent license agreements; (ii) our ability to leverage our strategic relationships and secure new patent licensing and technology solution agreements on acceptable terms; (iii) unanticipated delays or difficulties in our technology development efforts, testing and evaluations, and our reliance upon third parties for infrastructure equipment; (iv) changes in the market share and sales performance of our primary licensees, delays in product shipments of our licensees, and timely receipt and final reviews of quarterly royalty reports from our licensees and related matters; (v) unanticipated product development expenses and other unanticipated operational costs and the timing of such expenses and costs; (vi) changes in technology preferences, needs, availability, pricing and features of competitive technologies and product offerings; (vii) the resolution of current legal proceedings, including any awards or judgments relating to such proceedings, additional legal proceedings, changes in the schedules or costs associated with legal proceedings, or adverse rulings in such legal proceedings; and, (viii) changes in our expectations for the amount and composition of full-year taxable income, changes in the amounts of our 2007 U.S. federal research and experimental credit and foreign tax credits, changes in foreign and domestic tax laws or treatises, or changes in our tax planning strategies. We undertake no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law, regulation or other competent legal authority.

    (1) InterDigital defines "free cash flow" as operating cash flow less purchases of property and equipment and investments in patents. A detailed reconciliation of free cash flow to GAAP results is provided at the end of this news release.



             SUMMARY CONSOLIDATED STATEMENT OF OPERATIONS
----------------------------------------------------------------------
                  For the Periods Ended September 30
             (Dollars in thousands except per share data)
                             (unaudited)


                             For the Three Months For the Nine Months
                                    Ended                Ended
                                September 30,        September 30,
                             -----------------------------------------
                                2007      2006      2007       2006
                             -----------------------------------------
REVENUES                     $  56,548  $ 67,175  $179,372  $ 415,398
                             ---------- --------- --------- ----------

OPERATING EXPENSES:
  Sales and marketing            1,808     1,671     5,783      5,056
  General and administrative     5,396     5,045    18,066     15,761
  Patents administration and
   licensing                    17,997    13,299    49,277     36,085
  Development                   20,841    16,805    63,818     48,702
  Arbitration award                  -         -    16,612          -
                             ---------- --------- --------- ----------
                                46,042    36,820   153,556    105,604
                             ---------- --------- --------- ----------

  Income from operations        10,506    30,355    25,816    309,794

NET INTEREST & OTHER
 INVESTMENT INCOME               2,095     4,082     7,000      9,504
                             ---------- --------- --------- ----------

  Income before income taxes    12,601    34,437    32,816    319,298

INCOME TAX PROVISION            (3,884)  (12,780)  (10,836)  (114,339)
                             ---------- --------- --------- ----------

NET INCOME APPLICABLE TO
 COMMON
SHAREHOLDERS                 $   8,717  $ 21,657  $ 21,980  $ 204,959
                             ========== ========= ========= ==========

NET INCOME PER COMMON SHARE -
 BASIC                       $    0.18  $   0.41  $   0.46  $    3.81
                             ========== ========= ========= ==========

WEIGHTED AVERAGE NUMBER OF
 COMMON
SHARES OUTSTANDING - BASIC      47,152    52,209    47,954     53,788
                             ========== ========= ========= ==========

NET INCOME PER COMMON SHARE -
 DILUTED                     $    0.18  $   0.40  $   0.44  $    3.65
                             ========== ========= ========= ==========

WEIGHTED AVERAGE NUMBER OF
 COMMON SHARES OUTSTANDING -
 DILUTED                        48,774    54,543    49,840     56,189
                             ========== ========= ========= ==========




                          SUMMARY CASH FLOW
                  For the Periods Ended September 30
                        (Dollars in thousands)
                             (unaudited)
----------------------------------------------------------------------
                           For the Three Months  For the Nine Months
                                  Ended                  Ended
                              September 30,          September 30,
                           --------------------  ---------------------
                              2007      2006        2007       2006
                           ---------- ---------  ---------- ----------

Net income before income
 taxes                     $  12,601  $ 34,437   $  32,816  $ 319,298
Taxes paid                         -         -     (15,984)   (51,488)
Depreciation & amortization    8,090     6,352      22,563     15,974
Increase in deferred
 revenue                      41,087    14,809     157,603    301,024
Deferred revenue recognized  (30,063)  (47,180)    (88,248)  (148,116)
(Decrease) increase in
 operating working capital,
 deferred charges and other  (19,003)    4,205      24,866   (120,849)
Capital spending & patent
 additions                   (18,108)   (6,926)    (48,174)   (21,382)
                           ---------- ---------  ---------- ----------
  FREE CASH FLOW              (5,396)    5,697      85,442    294,461

Asset acquisition                  -         -      (5,000)         -
Tax benefit from stock
 options                       1,713     4,104       5,043     18,421
Debt decrease                   (969)      (87)     (1,153)      (259)
Repurchase of common stock         -   (50,037)   (165,356)  (150,104)
Proceeds from exercise of
 stock options                 2,626     7,540       6,367     35,856
Unrealized gain on short
 term investments                217       116         515         93
                           ---------- ---------  ---------- ----------
  NET (DECREASE) INCREASE
   IN CASH AND SHORT-TERM
   INVESTMENTS
                           $  (1,809) $(32,667)  $ (74,142) $ 198,468
                           ========== =========  ========== ==========




                       CONDENSED BALANCE SHEET
----------------------------------------------------------------------
                        (Dollars in thousands)
                             (unaudited)

                                            September 30, December 31,
                                                 2007         2006
                                            ------------- ------------
Assets
--------------------------------------------
Cash & short-term investments               $     189,824 $    263,966
Accounts receivable                               124,398      131,852
Current deferred tax assets                        35,135       43,520
Other current assets                               17,453       14,464
Property & equipment and Patents (net)            106,282       87,178
Long-term deferred tax assets and non-
 current assets                                    63,286       23,096
                                            ------------- ------------
TOTAL ASSETS                                $     536,378 $    564,076
                                            ============= ============

Liabilities and Shareholders' Equity
--------------------------------------------
Current portion of long-term debt           $       1,006 $        369
Accounts payable & accrued liabilities             65,432       50,150
Current deferred revenue                           80,470       70,709
Long-term deferred revenue                        220,489      160,895
Long-term debt & long-term liabilities             14,430        6,477
                                            ------------- ------------
TOTAL LIABILITIES                                 381,827      288,600

SHAREHOLDERS' EQUITY                              154,551      275,476
                                            ------------- ------------

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY    $     536,378 $    564,076
                                            ============= ============




The company's short-term investments are comprised of high quality credit instruments including U.S. Government agency instruments and corporate bonds. Management views these instruments to be near equivalents to cash and believes that investors may share this viewpoint.

This release includes a summary cash flow statement that results in the change in both the company's cash and short-term investment balances. One of the subtotals in the summary cash flow statement is free cash flow. The table below presents a reconciliation of this non-GAAP line item to net cash provided by operating activities.

                       For the Three Months     For the Nine Months
                        Ended September 30,      Ended September 30,
                      ----------------------- ------------------------
                         2007        2006        2007         2006
                      ----------- ----------- -----------  -----------

Net cash provided by
 operating activities $   12,712  $   12,623  $  133,616   $  315,843
Purchases of property
 and equipment           (13,695)     (2,845)    (32,321)      (7,329)
Patent additions          (4,413)     (4,081)    (15,853)     (14,053)
                      ----------- ----------- -----------  -----------
Free cash flow        $   (5,396) $    5,697  $   85,442   $  294,461
                      =========== =========== ===========  ===========


    InterDigital is a registered trademark of InterDigital, Inc.

    CONTACT: InterDigital, Inc.
             Media Contact:
             Jack Indekeu, +1 (610) 878-7800
             Email:
             jack.indekeu@interdigital.com
             or
             Investor Contact:
             Janet Point,
             +1 (610) 878-7800
             Email: janet.point@interdigital.com